Exhibit 99.1

RAILAMERICA FILES NOTICE FOR CASH TENDER OFFER
TO ACQUIRE TRANZ RAIL HOLDINGS LIMITED

Management Conference Call to Discuss Offer Scheduled for Thursday

Boca Raton, FL – May 14, 2003 — RailAmerica, Inc. (NYSE: RRA), the world’s largest operator of short line and regional freight railroads, today announced that its newly formed subsidiary, Rail New Zealand, intends to commence a tender offer for 100% of the equity securities of Tranz Rail Holdings Limited (“Tranz Rail”) (NZSE: TRH.NZ).

     Tranz Rail is a multi-modal freight transportation company providing both freight and passenger services in New Zealand. Tranz Rail’s operating revenue for the fiscal year ended June 30, 2002 was US$331 million. Tranz Rail is the sole provider of rail freight services in New Zealand and operates metro passenger services in Auckland and Wellington. Tranz Rail’s network includes approximately 2,400 miles of track utilizing 267 locomotives and over 7,000 railcars and containers. It also operates a freight and passenger ferry service that links the North and South Islands of New Zealand.

     Pursuant to its notice, Rail New Zealand intends to offer NZ$0.75 cash for each ordinary share of Tranz Rail (including those represented by American Depositary Receipts). The offer is for all of the ordinary shares and all other equity securities issued by Tranz Rail. The total offer value for the equity is approximately US$90 million. In addition, Rail New Zealand will assume or refinance approximately US$135 million of Tranz Rail’s existing lease obligations and indebtedness outstanding at December 31, 2002, net of cash. The offer represents a 65% premium to Tranz Rail’s last one month’s volume weighted average price and a 44% premium to the closing price on May 14, 2003. RailAmerica intends to seek lender consent under its existing credit facilities for the offer. RailAmerica intends to fund the offer through its existing credit facilities and/or other sources. RailAmerica has retained UBS Warburg and Morgan Stanley to act as financial advisors in connection with the offer.

     “We believe the potential acquisition of Tranz Rail represents a significant opportunity for our shareholders,” said Gary O. Marino, Chairman, President & CEO of RailAmerica. “Tranz Rail is an important asset for New Zealand’s economy and transportation infrastructure. As we have done in previous acquisitions, including our acquisition of Freight Australia, we believe we can significantly improve customer service by implementing our customer-driven operating principles.”

     Consistent with New Zealand’s Takeover Code, no agreement or arrangement has been made, or is proposed to be made, between RailAmerica or Rail New Zealand, and Tranz Rail in connection with the offer.

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     The offer is scheduled to commence in New Zealand between May 30, 2003 and June 14, 2003, and close at 5:00 p.m. New Zealand time 30 days after the offer is circulated, unless extended. The offer will be conditional upon, among other things, holders of Tranz Rail equity securities tendering 90% or more of the voting securities of Tranz Rail, Rail New Zealand obtaining all necessary consents to complete the offer under the Overseas Investments Regulations of 1995, Tranz Rail refraining from selling or agreeing to sell any businesses or assets outside the ordinary course of business, and RailAmerica obtaining lender consent for required waivers and amendments to its existing credit facilities.

     RailAmerica’s management will hold a conference call to discuss the proposed tender offer on Thursday, May 15, 2003 at 4:30 p.m. EDT. In addition, a slide presentation outlining the transaction has been placed in the Investor Relations section of our website (www.railamerica.com). The conference call can be accessed domestically by dialing 1-800-523-2399, and internationally by dialing 1-706-634-1340. For those unable to listen to the call, it will be digitally rebroadcast beginning two hours after the call through Thursday, May 22, 2003. To access the rebroadcast, please dial 1-800-642-1687 (domestic) or 1-706-645-9291 (international), and enter ID# 710725.

     There will be a simultaneous live webcast of the call, which can be accessed by visiting the Investor Relations section of our website. We suggest that you visit our website at least ten minutes in advance of the conference call to ensure that your computer is configured to receive the webcast. The webcast will also be archived at the RailAmerica website for 30 days.

     This announcement is not an offer to purchase with respect to any securities. The offer will be made solely pursuant to an offer to purchase and related form of transfer (and solely with respect to the Tranz Rail American Depositary Receipts, a Letter of Transmittal).

     RailAmerica, Inc. (NYSE: RRA) is the world’s largest short line and regional railroad operator with 49 railroads operating approximately 12,900 miles in the United States, Canada, Australia and Chile. In Australia and Argentina, an additional 4,300 miles are operated under track access arrangements. The Company is a member of the Russell 2000® Index. www.railamerica.com

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DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully complete or integrate acquisitions, failure to service debt, failure to successfully market and sell non-operating/non-strategic properties and assets when scheduled or at all, failure to accomplish new marketing initiatives, economic and weather conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic and weather conditions, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.